Exhibit 99.1

Contacts: Paul Arling (UEI) 714.918.9500

Becky Herrick (IR Agency) 415.433.3777

UNIVERSAL ELECTRONICS REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

SANTA ANA, CA – November 8, 2012 – Universal Electronics Inc. (UEI), (NASDAQ: UEIC) reported financial results for the three and nine months ended September 30, 2012.

“Contributing to our solid 2012 third quarter was our strong performance in subscription broadcasting and continued success in international markets,” stated Paul Arling, UEI’s Chairman and CEO. “While consumer-centric regions such as the U.S., Western Europe and Japan remain challenged due to weaker than expected TV sales, we are leveraging our global capabilities to expand our presence into promising new regions such as Latin America, Eastern Europe and parts of Asia where we see market opportunities.”

“During the quarter, we began providing our embedded app technology to multiple leading smart phone manufacturers. We are constantly developing the innovative technologies that facilitate simple control within the ever-changing home entertainment environment. It is the consistent execution of this strategy that has brought us success over the last 25 years, and what we believe will drive our success in the years to come.”

Financial Results for the Three Months Ended September 30: 2012 Compared to 2011

•	Net sales were $124.9 million, compared to $123.5 million.

•	Business Category revenue was $111.9 million, compared to $111.3 million. The Business Category contributed 89.6% of total net sales, compared to 90.1%.

•	Consumer Category revenue was $13.0 million, compared to $12.2 million. The Consumer Category contributed 10.4% of total net sales, compared to 9.9%.

•	Adjusted pro forma gross margins were 29.4%, compared to 27.9%.

•	Adjusted pro forma operating expenses were $25.5 million, compared to $24.0 million.

•	Adjusted pro forma operating income was $11.2 million, compared to $10.5 million.

•	Adjusted pro forma net income was $8.1 million, or $0.54 per diluted share, compared to $8.0 million, or $0.53 per diluted share.

•	At September 30, 2012, cash and cash equivalents was $41.2 million.

Financial Results for the Nine Months Ended September 30: 2012 Compared to 2011

•	Net sales were $345.3 million, compared to $351.0 million.

•	Adjusted pro forma gross margins were 28.5%, compared to 27.8%.

•	Adjusted pro forma operating expenses were $75.9 million, compared to $74.0 million.

•	Adjusted pro forma operating income was $22.7 million, compared to $23.5 million.

•	Adjusted pro forma net income was $17.1 million, or $1.13 per diluted share, compared to $17.7 million, or $1.15 per diluted share.

Financial Outlook

Bryan Hackworth, UEI’s CFO, stated: “While we continue to experience strong sales growth in subscription broadcasting both domestically and internationally, as well as in our Consumer Category, the consumer electronics channel has remained challenging. Several large Japanese consumer electronics customers have recently reduced their 2012 outlook for the second time this year, which adversely affects our sales in this channel.”

For the fourth quarter of 2012, the company expects net sales to range between $113.0 million and $119.0 million, compared to $117.6 million in the fourth quarter of 2011. Adjusted pro forma earnings per diluted share for the fourth quarter of 2012 are expected to range from $0.37 to $0.47, compared to adjusted pro forma earnings per diluted share of $0.40 in the fourth quarter of 2011.

For the full 2012 year, the company expects net sales to range between $458.0 million and $464.0 million, compared to $468.6 million in 2011. Adjusted pro forma earnings per diluted share for 2012 are expected to range from $1.50 to $1.60, compared to adjusted pro forma earnings per diluted share of $1.55 in 2011.

Conference Call Information

UEI’s management team will hold a conference call today, Thursday, November 8, 2012 at 4:30 p.m. ET / 1:30 p.m. PT, to discuss its third quarter 2012 earnings results, review recent activity and answer questions. To access the call in the U.S. please dial 877-655-6895 and for international calls dial 706-758-0299 approximately 10 minutes prior to the start of the conference. The conference ID is 40161724. The conference call will also be broadcast live over the Internet and available for replay for one year at www.uei.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 855-859-2056 and internationally, 404-537-3406. Enter access code 40161724.

Use of Non-GAAP Financial Metrics

Non-GAAP gross margins, Non-GAAP operating expenses, and Non-GAAP net income and earnings per share are supplemental measures of the company’s performance that are not required by, and are not presented in accordance with GAAP. The non-GAAP information does not substitute for any performance measure derived in accordance with GAAP. Non-GAAP gross profit is defined as gross profit excluding charges related to the write-up of inventory and depreciation related to the acquisition. Non-GAAP operating expenses is defined as cash operating expenses excluding acquisition costs, amortization of intangibles, other employee related restructuring costs as well as costs associated with moving our corporate headquarters from Cypress, CA to Santa Ana, CA. Non-GAAP net income is net income from operations excluding the aforementioned items. A reconciliation of Non-GAAP financial results to GAAP results is included at the end of this press release.

About Universal Electronics Inc.

Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company’s broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. For additional information, please visit our website at www.uei.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the benefits anticipated by the Company due to the Company’s ability to gain market share; the Company’s ability to attract new customers and retain and expand our relationships with its existing customers; acceptance by consumers of the Company’s innovative tablet and smartphone applications; general economic conditions; the strength and growth prospects of the consumer electronics and broader retail industries; and other factors described in the Company’s filings with the U.S. Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward looking statement due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

– Tables Follow –

UNIVERSAL ELECTRONICS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share-related data)

(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$41,216	$29,372
Accounts receivable, net	92,392	82,184
Inventories, net	72,115	90,904
Prepaid expenses and other current assets	3,286	3,045
Deferred income taxes	6,561	6,558

Total current assets	215,570	212,063
Property, plant, and equipment, net	76,890	80,449
Goodwill	30,833	30,820
Intangible assets, net	30,534	32,814
Other assets	5,373	5,350
Deferred income taxes	8,073	7,992

Total assets	$367,273	$369,488

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,688	$55,430
Line of credit	2,000	2,000
Notes payable	4,800	14,400
Accrued sales discounts, rebates and royalties	6,443	6,544
Accrued income taxes	4,267	5,707
Accrued compensation	31,343	29,204
Deferred income taxes	52	50
Other accrued expenses	8,214	13,967

Total current liabilities	105,807	127,302
Long-term liabilities:
Deferred income taxes	11,336	11,056
Income tax payable	1,136	1,136
Other long-term liabilities	1,652	5

Total liabilities	119,931	139,499

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 21,368,580 and 21,142,915 shares issued on September 30, 2012 and December 31, 2011, respectively	214	211
Paid-in capital	178,602	173,701
Accumulated other comprehensive (loss) income	(57)	938
Retained earnings	167,651	154,016

	346,410	328,866
Less cost of common stock in treasury, 6,360,302 and 6,353,035 shares on September 30, 2012 and December 31, 2011, respectively	(99,068)	(98,877)

Total stockholders’ equity	247,342	229,989

Total liabilities and stockholders’ equity	$367,273	$369,488

UNIVERSAL ELECTRONICS INC.

CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,
	2012	2011	2012	2011
Net sales	$124,871	$123,527	$345,307	$350,985
Cost of sales	88,433	89,349	247,572	254,284

Gross profit	36,438	34,178	97,735	96,701
Research and development expenses	3,521	2,861	10,408	9,275
Selling, general and administrative expenses	23,383	21,852	69,015	67,116

Operating income	9,534	9,465	18,312	20,310
Interest income (expense), net	(24)	(56)	(112)	(210)
Other income (expense), net	(65)	(353)	(515)	(771)

Income before provision for income taxes	9,445	9,056	17,685	19,329
Provision for income taxes	(2,595)	(1,972)	(4,050)	(4,297)

Net income	$6,850	$7,084	$13,635	$15,032

Earnings per share:
Basic	$0.46	$0.48	$0.91	$1.00

Diluted	$0.45	$0.47	$0.90	$0.98

Shares used in computing earnings per share:
Basic	14,984	14,887	14,931	14,963

Diluted	15,099	15,147	15,087	15,312

UNIVERSAL ELECTRONICS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine months Ended September 30,
	2012	2011
Cash provided by operating activities:
Net income	$13,635	$15,032
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,948	12,907
Provision for doubtful accounts	72	241
Provision for inventory write-downs	2,148	3,610
Deferred income taxes	146	26
Tax benefit from exercise of stock options and vested restricted stock	(160)	399
Excess tax benefit from stock-based compensation	(49)	(422)
Shares issued for employee benefit plan	620	592
Stock-based compensation	3,447	3,280
Changes in operating assets and liabilities:
Accounts receivable	(10,876)	(2,772)
Inventories	15,758	(22,172)
Prepaid expenses and other assets	(282)	674
Accounts payable and accrued expenses	(8,335)	2,456
Accrued income taxes	(1,428)	(2,049)

Net cash provided by operating activities	27,644	11,802

Cash used for investing activities:
Acquisition of property, plant, and equipment	(6,525)	(10,140)
Acquisition of intangible assets	(802)	(814)

Net cash used for investing activities	(7,327)	(10,954)

Cash used for financing activities:
Issuance of debt	12,000	—
Payment of debt	(21,600)	(16,600)
Proceeds from stock options exercised	1,425	1,381
Treasury stock purchased	(619)	(9,512)
Excess tax benefit from stock-based compensation	49	422

Net cash used for financing activities	(8,745)	(24,309)

Effect of exchange rate changes on cash	272	1,212

Net increase (decrease) in cash and cash equivalents	11,844	(22,249)
Cash and cash equivalents at beginning of period	29,372	54,249

Cash and cash equivalents at end of period	$41,216	$32,000

Supplemental Cash Flow Information — There were income tax payments of $6.5 million and $6.9 million during the nine months ended September 30, 2012 and 2011, respectively. There were interest payments of $0.2 million and $0.3 million during the nine months ended September 30, 2012 and 2011, respectively.

UNIVERSAL ELECTRONICS INC.

RECONCILIATION OF ADJUSTED PRO FORMA FINANCIAL RESULTS

(In thousands, except share-related data)

(Unaudited)

	Three Months Ended September 30, 2012			Three Months Ended September 30, 2011
	GAAP	Adjustments	Adjusted Pro Forma	GAAP	Adjustments	Adjusted Pro Forma
Net sales	$124,871	$—	$124,871	$123,527	$—	$123,527
Cost of sales (1)	88,433	(277)	88,156	89,349	(277)	89,072

Gross profit	36,438	277	36,715	34,178	277	34,455
Research and development expenses	3,521	—	3,521	2,861	—	2,861
Selling, general and administrative expenses (2)	23,383	(1,376)	22,007	21,852	(743)	21,109

Operating income	9,534	1,653	11,187	9,465	1,020	10,485
Interest income (expense), net	(24)	—	(24)	(56)	—	(56)
Other income (expense) , net	(65)	—	(65)	(353)	—	(353)

Income before provision for income taxes	9,445	1,653	11,098	9,056	1,020	10,076
Provision for income taxes (4)	(2,595)	(392)	(2,987)	(1,972)	(144)	(2,116)

Net income	$6,850	$1,261	$8,111	$7,084	$876	$7,960

Earnings per share diluted	$0.45	$0.08	$0.54	$0.47	$0.06	$0.53

	Nine Months Ended September 30, 2012			Nine Months Ended September 30, 2011
	GAAP	Adjustments	Adjusted Pro Forma	GAAP	Adjustments	Adjusted Pro Forma
Net sales	$345,307	$—	$345,307	$350,985	$—	$350,985
Cost of sales (1)	247,572	(831)	246,741	254,284	(831)	253,453

Gross profit	97,735	831	98,566	96,701	831	97,532
Research and development expenses	10,408	—	10,408	9,275	—	9,275
Selling, general and administrative expenses (3)	69,015	(3,573)	65,442	67,116	(2,402)	64,714

Operating income	18,312	4,404	22,716	20,310	3,233	23,543
Interest income (expense), net	(112)	—	(112)	(210)	—	(210)
Other income (expense), net	(515)	—	(515)	(771)	—	(771)

Income before provision for income taxes	17,685	4,404	22,089	19,329	3,233	22,562
Provision for income taxes (4)	(4,050)	(934)	(4,984)	(4,297)	(585)	(4,882)

Net income	$13,635	$3,470	$17,105	$15,032	$2,648	$17,680

Earnings per share diluted	$0.90	$0.23	$1.13	$0.98	$0.17	$1.15

(1)	To reflect depreciation expense for the corresponding periods relating to the mark-up in fixed assets from cost to fair value as part of the Enson Assets Limited acquisition.
(2)

To reflect $0.7 million of amortization expense for the three months ended September 30, 2012 and September 30, 2011, relating to intangible assets acquired as part of acquisitions. In the third quarter of 2012, there were approximately $0.2 million of additional costs incurred relating primarily to other employee restructuring costs. Also, in the third quarter of 2012, we moved our corporate headquarters from Cypress, CA to Santa Ana, CA and as a result, incurred approximately $0.4 million of costs associated specifically with the move.
(3)	To reflect $2.2 million of amortization expense for the nine months ended September 30, 2012 and September 30, 2011, relating to intangible assets acquired as part of acquisitions. For the nine months ended 2011, there were additional costs incurred relating to other employee restructuring costs, primarily severance. For the nine months ended 2012, there were approximately $0.8 million of other employee restructuring costs incurred, primarily severance, as well as $0.5 million incurred relating to moving our corporate headquarters from Cypress, CA to Santa Ana, CA.
(4)	To reflect the tax effect of the adjustments.